Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON TO PROPOSE ANNUAL ELECTION OF DIRECTORS IN 2005

Shareholder Proposal Withdrawn From 2004 Proxy Statement

NEW YORK, N.Y., May 3, 2004 – Avon Products, Inc. (NYSE:AVP) today announced that its Board of Directors will submit a proposal in the company’s 2005 proxy statement to declassify the Board structure, leading to the annual election of directors.

     In response, Walden Asset Management, the principal proponent of declassifying Avon’s board, has chosen to withdraw its proposal from consideration at Avon’s annual meeting of shareholders on May 6, 2004.

      “Avon’s Board is committed to listening and responding proactively to shareholders,” said Andrea Jung, Avon’s chairman and chief executive officer. “Our Board has an exemplary record of service to the long-term interests of our investors, as demonstrated by the stellar 150% increase in Avon shares since 2000.”

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     Discussing the Board’s decision to propose moving to the annual election of directors, Ms. Jung noted that last year, the Board conducted a diligent and comprehensive review, and had concluded that retaining a classified board structure was in the best interests of shareholders.

      “The Board believes that the current classified structure has provided the continuity of experience and perspective to facilitate long-term planning,” she said. “Nonetheless, in making this move, the Board acknowledges the strong sentiment in favor of declassification, and recognizes shareholders’ view that this measure will enhance Board accountability.”

     Timothy Smith, Senior Vice President of Walden Asset Management stated, “The proponents are pleased to withdraw this proposal and commend the Avon Board for its forward-looking perspective. Avon's top management and Board undertook a painstaking review of this issue, and are very attuned to the views of Avon shareowners who overwhelmingly registered their support for the principle of annual election of Directors to increase Board accountability. We believe this change demonstrates Avon's commitment to be a leader in corporate governance.”

     Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through 4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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